Exhibit 99.1

Red Mile Entertainment Announces Exclusive Worldwide Video-Game License Rights to the Sin City Graphic-Novel/Comic-Book Franchise

SAUSALITO, Calif., May XX, 2007 - Red Mile Entertainment, Inc. (OTCBB: RDML), a worldwide developer and publisher of interactive entertainment software, today announced it has entered into a multi-year, worldwide license agreement to develop and to publish video games based on the Sin City series of graphic novels by writer/artist and film director Frank Miller. Financial terms of the deal were not disclosed.

The winner of multiple awards in its original comic-book and graphic-novel forms, the Sin City property achieved even greater public awareness with the 2005 release of the successful Frank Miller’s Sin City live-action theatrical feature film.

“Sin City enjoys a broad and devoted following. Its crime noir settings, richly detailed characters, hyper-real action sequences, and engaging stories provide an outstanding groundwork for video games,” said Chester Aldridge, CEO of Red Mile Entertainment. “Red Mile is enthusiastic about working with Frank Miller to create a franchise that is worthy of this great property.”

“Taking Sin City into the world of video games is very exciting - games offer a whole new way to bring audiences into Sin City,” said Frank Miller. “The Red Mile team has impressed me with its dedication to creating Sin City video games that will remain true to Sin City as I’ve always seen it.”

Union Entertainment and Law Offices of Harris M. Miller II repped Frank Miller on the deal.

About Red Mile Entertainment, Inc.

Red Mile Entertainment, Inc. is a worldwide developer and publisher of interactive entertainment software that is headquartered in Sausalito, California. Red Mile creates, incubates and licenses premier intellectual properties and develops products for console video game systems, personal computers and other interactive entertainment platforms.

For more information about Red Mile Entertainment, Inc., please visit our web site at www.redmileentertainment.com.

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About Frank Miller, Inc.

Frank Miller's creative career began in the US comic-book industry in the late 1970s, where he came to prominence drawing and/or writing comics properties such as Spider-Man, Wolverine, Daredevil, and Elektra. Miller then created Ronin, a science-fiction samurai drama. Ronin is currently in development at Warner Bros. as a feature film.

After Ronin, Miller wrote and illustrated the groundbreaking Batman: The Dark Knight Returns (an inspiration for the 1992 feature Batman), which not only redefined the classic character, but also revitalized the comics industry. Miller also wrote Batman: Year One, which was a basis for 2005's Batman Begins. Miller returned to Batman with the best-selling Batman: The Dark Knight Strikes Again, and is writing All-Star Batman and Robin the Boy Wonder.

Miller introduced his noir masterpiece Sin City in 1991, and it became an instant sales success. To date, Miller has written and illustrated seven Sin City graphic novels. In 2005, Miller co-directed with Robert Rodriguez the feature film Frank Miller's Sin City.

300, the award-winning graphic novel of the Spartans at Thermopylae by Miller (with Lynn Varley), was initially serialized in 1998. The Warner Bros. feature-film adaptation of 300 smashed box-office records this year.

Miller also collaborated with illustrator Geofrey Darrow to create Big Guy and Rusty the Boy Robot (which was adapted as an animated television series) and Hard Boiled (currently in development as a feature film) and with Dave Gibbons to create Give Me Liberty.

Currently, Miller is writing the screenplay for upcoming Lions Gate Entertainment feature film Will Eisner’s The Spirit, which he is scheduled to direct.

© 2007 Red Mile Entertainment, Inc. All rights reserved. Red Mile Entertainment and the Red Mile Entertainment logo are trademarks of Red Mile Entertainment, Inc. Sin City, Big Guy and Rusty the Boy Robot, and Hard Boiled are trademarks of Frank Miller, Inc.